WARRANT PURCHASE AGREEMENT


     This Warrant Purchase Agreement is entered into as of July 31, 1997 (the "Warrant Purchase Agreement"), by and among:

          1. McWhorter Technologies, Inc., a United States corporation with its principal place of business at 400 East Cottage Place, Carpentersville, Illinois 60110 (the "Buyer").

                                    and

          2. Cable Beach Holdings Ltd., a Cayman Islands corporation with its principal place of business at GKF Building, North Church Street, P.O. Box 1967, Georgetown, Grand Cayman (the "Warrant Seller").

     The Buyer and the Warrant Seller are referred to collectively herein as the "Parties" and individually as a "Party."


                                  WHEREAS


     A. The Warrant Seller owns, as its only asset, the warrants in the form attached hereto as Exhibit A (the "Warrants"), representing all of the warrants to purchase shares of capital stock of any kind currently issued by Synthetic Resin Technologies S.A., a Luxembourg corporation with its registered office in Luxembourg, 62 Avenue de La Liberte, capital Italian Lire 8,000,000,000 (in addition to reserves in the amount of Italian Lire 22,000,000,000), represented by 800,000 shares, par value Italian Lire
10,000 each ("SRT").

     B. The Warrants are convertible, as from January 1, 2001, into shares of common stock of SRT pursuant to SRT's Board of Directors resolution dated July 24, 1997, which contains the terms and conditions of the warrant issue and conversion. A copy of such resolution is attached hereto as Exhibit B.

     C. The Warrant Seller intends to sell to the Buyer, and the Buyer intends to purchase from the Warrant Seller, the Warrants pursuant to and in accordance with the provisions of this Agreement.

     Now, therefore, in consideration of the premises (which are an integral and essential part of this Agreement together with the Exhibit hereto) and the actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     SECTION 1.  PURCHASE AND SALE

     (a) Purchase and Sale of the Warrants. The Buyer hereby purchases from the Warrant Seller, and the Warrant Seller sells, as legal and beneficial owner, to the Buyer, the Warrants free and clear of any security interests or third party rights, for the consideration specified below in this Section 1(b). The Warrant Seller hereby transfers to the Buyer the certificate representing the Warrants and delivers all documents and deeds that are necessary to transfer ownership of the Warrants.

     (b)  Warrant Purchase Price.    The Buyer hereby pays to the
Warrant Seller an aggregate amount (the "Warrant Purchase Price") equal to Italian Lire 52,000,000,000, by delivery of cash payable by wire transfer or delivery of other immediately available funds.


     SECTION 2.  REPRESENTATIONS AND WARRANTIES

     The Warrant Seller represents and warrants to the Buyer the following:

(a) Organization; Capitalization. The Warrant Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. The Warrant Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Warrant Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own the properties owned by it. The Warrant Seller is the legal and beneficial owner of and owns, as its only assets, the Warrants.

     (b) Authorization of Transaction. The Warrant Seller has full power and authority to execute and deliver this Warrant Purchase Agreement and to perform its obligations hereunder. This Warrant
Purchase Agreement constitutes the valid and legally binding obligation of the Warrant Seller, enforceable in accordance with its terms and conditions.

     (c) Noncontravention. Neither the execution and the delivery of this Warrant Purchase Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which the Warrant Seller is subject or any provision of its memorandum or articles of association or any other organizational document, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Warrant Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). The Warrant Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Warrant Purchase Agreement.

     (d) Brokers' Fees. The Warrant Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Warrant Purchase Agreement for which the Buyer could become liable or obligated.

     (e) Title to Assets. The Warrant Seller has full and unrestricted title over the Warrants which are not subject to any lien, pledge, encumbrance, security interest or other third party right.

     (f) Disclosure. The representations and warranties contained in this Section 2 are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2 not misleading.


     SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Warrant Seller the following:

(a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Warrant Purchase Agreement to perform its obligations hereunder. This Warrant Purchase Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

     (c) Noncontravention. Neither the execution and the delivery of this Warrant Purchase Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Warrant Purchase Agreement.

     (d) Brokers' Fee. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Warrant Purchase Agreement for which the Warrant Seller could become liable or obligated.

     SECTION 4.  MISCELLANEOUS

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Warrant Purchase Agreement without the prior written approval of the other Party; provided, however, that the Buyer or its parent may disclose the subject matter of this Warrant Purchase Agreement to its lenders and may make any public disclosure it believes in good faith is required by applicable law concerning its securities registered under the Securities Exchange Act of 1934, as amended (in which cases the Buyer will advise the Warrant Seller prior to making the disclosure).

     (b)  No-Third Party Beneficiaries.  This Warrant Purchase
Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     (c)  Entire Agreement.  This Warrant Purchase Agreement
(including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d)  Succession and Assignment.    This Warrant Purchase
Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No
Party may assign either this Warrant Purchase Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its subsidiaries or affiliates and (ii) designate one or more of its subsidiaries or affiliates to perform its obligations hereunder in each case, for so long as that company remains the Bueyer's direct or indirect subsidiary or affiliate (in which case the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (e) Counterparts. This Warrant Purchase Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Warrant Purchase Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Warrant Purchase
Agreement.

     (g)  Notices.  All communications hereunder will be in writing.
Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if it is sent by facsimile and confirmed by reputable express courier, and addressed or otherwise sent to the intended recipient as set forth below:

          If to the Warrant Seller:

          Cable Beach Holdings Ltd.
          GKF Building
          North Church Street
          P.O. Box 1967
          Georgetown, Grand Cayman

          If to the Buyer:

          John R. Stevenson
          McWhorter Technologies, Inc.
          400 East Cottage Place
          Carpentersville, Illinois  60110
          Fax:  (847) 428-9440

          Copy to:

          Timothy R.M. Bryant
          McDermott, Will & Emery
          227 West Monroe Street, Suite 5500
          Chicago, Illinois  60606
          Fax:  (312) 984-3669

Any communication hereunder shall be made in writing by any Party to the intended recipient at the address or facsimile number set forth above using facsimile transmission (confirmed by reputable express courier) or reputable express courier, but no such communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address or facsimile number to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (h) Amendments and Waivers. No amendment of any provision of this Warrant Purchase Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent to such occurrence.

     (i)  Severability.  Any term or provision of this Warrant
Purchase Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof.

     (j) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Warrant Purchase Agreement and the transactions contemplated hereby.

     (k) Construction. Any reference to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (l) Governing Law. This Warrant Purchase Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

     (m) Arbitration. Any disputes arising with respect to, or in connection with this Warrant Purchase Agreement, shall be referred to binding arbitration, and finally settled by a panel of three arbitrators appointed in accordance with the Rules of Reconciliation and Arbitration of the International Chamber of Commerce, except as modified herein or by mutual written agreement by the Parties. The three arbitrators shall be appointed as follows: (1) the Warrant Seller shall promptly appoint one arbitrator; (2) the Buyer shall promptly appoint one arbitrator; and (3) such two arbitrators shall promptly appoint a third arbitrator, provided that if such two arbitrators shall not agree on such third arbitrator within 15 days of their respective appointments, then the Court of Arbitration of the International Chamber of Commerce shall promptly appoint such arbitrator. Such Court shall also appoint any arbitrator the

Buyer or the Warrant Seller fails to appoint. The arbitration proceedings shall be conducted in the English language and shall be held in Geneva, Switzerland.

     IN WITNESS WHEREOF, the Parties hereby have executed this Warrant Purchase Agreement as of the date first above written.

                             CABLE BEACH HOLDINGS LTD.

                             By:/s/ Simon Briggs
                             Its: for and on behalf of
                                  Cable Beach Holdings Ltd.


                             McWHORTER TECHNOLOGIES, INC.

                             By:/s/ John Stevenson
                             Its: Chairman of the Board and
                                  Chief Executive Officer

List of Exhibits

A.   Form of Warrants.

B. Resolution of the Board of Directors meeting of SRT dated July 24, 1997 providing for the issuance of the Warrants.